Exhibit 99.1

Dunkin' Brands Announces Board Authorization of $250 Million Share Repurchase Program

Company has returned over $2.65 billion to shareholders as a public company

CANTON, Mass. (May 22, 2018) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today announced that its Board of Directors has approved a new program for the repurchase of up to $250 million of the Company’s common stock.

“Our asset-light, fully franchised business model has allowed us to return over $2.65 billion to shareholders in the form of share repurchases and dividends since we became a public company in 2011,” said Kate Jaspon, Chief Financial Officer, Dunkin’ Brands. “This new authorization demonstrates our continued commitment to using our strong balance sheet to return capital to our shareholders.”

Repurchases under the new program may be made at management's discretion from time to time on the open market or through privately negotiated transactions. The authorization is good for a period of two years.

As previously announced, in February 2018, the Company entered into an agreement for the repurchase of an aggregate of $650 million of its outstanding common stock through an accelerated share repurchase program and received an initial delivery of approximately 8.5 million shares. Final settlement of the accelerated share repurchase program is expected to be completed in August 2018. The Company had approximately 83 million shares of common stock outstanding as of May 4, 2018.

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About Dunkin' Brands Group, Inc.

With more than 20,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the first quarter 2018, Dunkin' Brands' 100 percent franchised business model included more than 12,500 Dunkin' Donuts restaurants and more than 7,900 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Forward-Looking Statements

This release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These projections and statements reflect management’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risk factors. A discussion of these risk factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Contact(s):

Stacey Caravella (Investors)	Michelle King (Media)
Sr. Director, IR & Competitive Intelligence	Sr. Director, Global Public Relations
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
Investor.relations@dunkinbrands.com	Michelle.king@dunkinbrands.com
781-737-3200	781-737-5200